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                                                                    Exhibit 3.54

                        MCDOWELL-WYOMING COAL COMPANY LLC

                           A LIMITED LIABILITY COMPANY

                       LIMITED LIABILITY COMPANY AGREEMENT

                  (AMENDED & RESTATED AS OF DECEMBER 20, 2002)

      THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is entered into to be effective, as amended and restated, as of the 20th day of December, 2002, by Esperanza Coal Co., LLC a Delaware limited liability company agreement, as the sole member (the "Sole Member") of the Company.

                                    ARTICLE I

                   FORMATION OF THE LIMITED LIABILITY COMPANY

      1.1 FORMATION. On September 4, 2002, the Company was formed by filing a duly executed Certificate of Formation with the Delaware Secretary of State in accordance with and pursuant to the provisions of the Act (as hereinafter defined). If there is a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provisions of this Agreement would cause the Company not to be disregarded for federal income tax purposes under the provisions of the Code, such provisions of the Agreement shall be void to the extent necessary to ensure the Company is disregarded for federal income tax purposes. If there is a conflict between this Agreement and the Certificate of Formation, the provisions of the Certificate of Formation shall control.

      1.2 NAME. The name of the Company is McDowell-Wyoming Coal Company, LLC.

      1.3 BUSINESS. The business of the Company shall be to carry on any lawful business.

      1.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be located at One Energy Place, Suite 2700, Latrobe, PA 15650, or at such other place or places as the Managers (as defined below) may from time to time determine.

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                                   ARTICLE II

                                   DEFINITIONS

      The following terms shall have the following meanings:

      2.1 ACT. "Act" shall mean the Delaware Limited Liability Company Act at D.G.C.L. Section 18-101, et seq., as amended.

      2.2 CAPITAL CONTRIBUTION. "Capital Contribution" means any contribution to the capital of the Company in cash or property by the Sole Member pursuant to
Article V.

      2.3 CODE. "Code" means the Internal Revenue Code, as amended.

      2.4 D.G.C.L. "D.G.C.L." means the Delaware General Corporation Law, as amended.

      2.5 "MEMBERSHIP INTEREST" shall mean the Sole Member's entire interest in the Company and such other rights and privileges that the Sole Member may enjoy by being Sole Member.

      2.6 "SOLE MEMBER" shall refer to Esperanza Coal Co., LLC, a Delaware limited liability company.

                                   ARTICLE III

                                   SOLE MEMBER

            The name and mailing address of the Sole Member is Esperanza Coal Co., LLC, One Energy Place, Suite 2700, Latrobe, PA 15650.

                                   ARTICLE IV

                                LIMITED LIABILITY

            The Sole Member and the Managers (as defined below), their agents, employees and affiliates shall not have any liability under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent provided in the Act.

                                    ARTICLE V

                              CAPITAL CONTRIBUTIONS

      5.1 INITIAL CAPITAL. On September 4, 2002, Esperanza Coal Co., LLC contributed $1,000 as its initial capital contribution to the Company in exchange for one (1) membership unit of the company.

      5.2 ADDITIONAL CAPITAL CONTRIBUTIONS. The Sole Member is not required to make any additional capital contribution to the Company. To the extent determined by the Sole

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Member, the Sole Member is permitted to make additional capital contributions if and to the extent it determines that such additional capital contributions are appropriate.

      5.3 PAYMENTS BY THE COMPANY. All costs and expenses of the Company shall be paid from its funds.

      5.4 UNITS. The Sole Member's Membership Interest shall be divided into "Units." The Units shall be evidenced by the issuance to the Sole Member of a Unit certificate. The number of Units held by the Sole Member shall be one (1).

                                   ARTICLE VI

                                  DISTRIBUTIONS

      Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member. No distribution shall be declared and paid (a) unless, after the distribution is made, the fair value of the Company's assets is at least equal to all of the Company's liabilities or
(b) if the declaration or payment would cause the Company or any of its subsidiaries to breach any material agreement.

                                   ARTICLE VII

                                   ALLOCATIONS

      The Company's profits and losses shall be allocated to the Sole Member.

                                  ARTICLE VIII

                                MANAGEMENT POWERS

      8.1 GENERAL POWERS. Management of the Company's business and affairs shall be exclusively vested in a Board of one or more managers (the "Board of Managers") elected by the Sole Member. The Sole Member, by virtue of having the status as a Member, shall have no management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, provided, however that the Sole Member shall have the right to execute certain required filings with governmental authorities on behalf of the Company, including filings to qualify to do business and filings with the United States Internal Revenue Service. The Board of Managers shall elect and remove such officers (the "Officers") and hire such employees as it deems appropriate. The Officers shall have the titles, terms, power, authority, and duties as determined by the Board of Managers. The Board of Managers and the Officers shall have full power and authority to all things on such terms as they, in their individual sole discretion, may deem necessary or appropriate to conduct, or to cause to be conducted, the business and affairs of the Company. Without limiting the generality of the foregoing, the Board of Managers shall have the right, power and authority on behalf of the Company:

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            (i) to develop, review and approve annual budgets, policies, operating guidelines, and other key operational items for the Company;

            (ii) to arrange for such personnel as may be necessary or convenient to carry out the business and affairs of the Company;

            (iii) to establish such reasonable cash reserves to provide for anticipated expenses of the Company as the Board of Directors determines to be necessary for timely payment of such expenses; and

            (iv) to direct the appropriate officers of the Company to make, execute, assign, acknowledge and file on behalf of the Company any and all documents or instruments of any kind which the Board of Managers may deem necessary or appropriate in carrying out the business and affairs of the Company, including without limitation, powers of attorney, agreements of indemnification, documents or instruments of any kind or character, and amendments thereto (and no person, firm or corporation dealing with the Board of Managers shall be required to determine or inquire into the authority or power of the Board of Managers to bind the Company or to execute, acknowledge or deliver any and all documents in connection therewith).

      8.2 BOARD OF MANAGERS. The Managers need not be Members of the Company. The initial Manager serving on the Board of Managers shall be Anthony T. McGartland. Except as otherwise provided herein, all decisions to be made or actions to be taken by the Company with respect to the Company's business shall be made by a majority vote of the Managers serving on the Board of Managers at which a quorum is present. Each Manager shall have one vote. Successor or additional Managers shall be elected by the Sole Member. Any Manager may be removed as a Manager, with or without cause, by the Sole Member.

      8.3 MEETINGS OF BOARD OF MANAGERS; ACTION IN LIEU OF MEETINGS. If at any time there is more than one Manager, (a) meetings of the Board of Managers may be held upon the written or telephonic request of any Manager, (b) attendance at a meeting of a majority of the Board of Managers shall constitute a quorum for the purpose of transacting business at that meeting, (c) the act of a majority of the Managers present at a meeting of the Board of Managers at which a quorum is present shall be deemed to constitute the act of the Board of Managers and
(d) the Board of Managers may conduct meetings by means of a conference telephone or similar equipment, and may take action by written consent of a majority of the Managers without a meeting if a majority of the Managers consent in writing.

      8.4 DUTIES OF THE MANAGERS; FIDUCIARY RELATIONSHIP. Each Manager shall perform his duties in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Except as provided in Section 9.2, no Manager shall have any liability to the Company or its Members or Assignees for monetary damages for breach of fiduciary duty.

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      8.5 POWERS OF THE BOARD OF MANAGERS; RELIANCE ON EXPERTS.

      (a) Except as otherwise provided in this Agreement, the Board of Managers shall have all the powers conferred upon managers by the Act and this Agreement, including but not limited to, (i) the right to choose and hire employees; and (ii) the right to select the provider of any insurance to or for the benefit of the Company, and purchase, modify or terminate any such insurance. The Board of Managers shall have no authority to do any act in contravention of either the Certificate of Formation or this Agreement.

      (b) In performing its duties, the Board of Managers shall be entitled to rely on information, opinions, reports or statements of one or more agents of the Company whom the Managers reasonably believes to be reliable and competent in the matters presented or any attorney, public accountant or other person as to matters which the Managers reasonably believe to be within such person's professional or expert competence.

      8.6 RESIGNATIONS. Any Manager may resign at any time upon notice given in writing or by electronic transmission. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the President or Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective.

                                   ARTICLE IX

                    INDEMNIFICATION OF OFFICERS AND MANAGERS

      9.1 INDEMNIFICATION. To the fullest extent permitted by the Act, the Company shall indemnify its Managers, officers, employees and agents, or persons serving at the request of the Company as a manager, director, officer, employee or agent of another entity, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (each, an "Indemnitee"), against and from any personal loss, liability or damage incurred as a result of any act or omission that such Indemnitee believes in good faith to be within the scope of authority conferred by this Agreement, except for willful misconduct or gross negligence.

      9.2 EXCULPATION OF LIABILITY OF MANAGERS. No Manager shall be liable for errors in judgment or for any act or omission if such person acts in good faith. Notwithstanding anything to the contrary set forth in this Agreement, no Manager shall be liable to the Company or to the Sole Member for monetary damages or losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such Manager's or Officer's, employee's or agent's fiduciary duty, except: (i) for a breach of such person's duty of loyalty to the Company or the Sole Member; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the Manager derived an improper personal benefit. If the D.G.C.L. is amended after the date of this Agreement to authorize Delaware corporations to further eliminate or limit the personal liability of directors of Delaware corporations, then the liability of a Manager to the Company, in

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addition to the personal limitations provided herein, shall be further limited to the fullest extent permitted of Delaware corporations under the D.G.C.L. as so amended.

                                    ARTICLE X

                                   SOLE MEMBER

      10.1 ADMISSION OF MEMBERS. A person may be admitted to the Company as an additional Member only upon the written consent of the Sole Member.

      10.2 VOTING. Unless otherwise expressly provided herein or in the Act, all Company business and decisions requiring a vote of the Sole Member (including any action required or permitted by the Act to be taken at a members' meeting) shall be upon the written consent of the Sole Member.

                                   ARTICLE XI

                                   ACCOUNTING

      11.1 TITLE TO PROPERTY AND BANK ACCOUNTS. The Company's property shall be held in the name of the Company. The funds of the Company shall be deposited in the name of the Company in bank or brokerage accounts designated by the Board of Managers and withdrawals therefrom shall be made upon the signature of the Officers of the Company.

      11.2 BOOKS. To the extent required by the Act, the Board of Managers shall maintain or cause to be maintained complete and accurate records and books of account of the Company's affairs at the principal office of the Company. The Company's books shall be kept on a calendar year accounting period and in accordance with generally accepted accounting principles applied on a consistent basis. The records and books of the Company shall be available to the Sole Member for purposes relating to the Sole Member's interest in the Company for inspection and copying at reasonable times and pursuant to other reasonable standards set by the Board of Managers.

                                   ARTICLE XII

                         TRANSFER OF MEMBERSHIP INTEREST

      The Sole Member may transfer or assign in whole or in part its Membership Interest in the Company. The Sole Member's Membership Interest in the Company shall be freely alienable.

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                                  ARTICLE XIII

                                   DISSOLUTION

      13.1 EVENTS OF DISSOLUTION. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

            (i) the written consent of the Sole Member to dissolve the Company;
      or

            (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

      13.2 BANKRUPTCY OF SOLE MEMBER. The bankruptcy of the Sole Member will not cause the Sole Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

      13.3 DISTRIBUTION OF ASSETS. In the event of dissolution, the Company shall conduct any such activities as are necessary to wind up its affairs (including the sale of the assets of the company in an orderly manner), and the assets of the Company shall be distributed in the matter, and in the order of priority, set forth in Section 18-804 of the Act.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

      14.1 ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement of the Sole Member concerning the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

      14.2 AMENDMENT. This Agreement may not be amended except pursuant to the written consent of the Sole Member.

      14.3 HEIRS, SUCCESSORS AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the Sole Member and, to the extent permitted by this Agreement, its respective heirs, legal representatives, successors and assigns.

      14.4 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                            [Signature on next page]

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      IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the
20th day of December, 2002.

                                       SOLE MEMBER:

                                       Esperanza Coal Co., LLC
                                         a Delaware limited liability company

                                       By: /s/ Anthony T. McGartland
                                       Name: Anthony T. McGartland
                                       Title: President and Manager

                                       THE COMPANY:

                                       McDowell-Wyoming Coal Company, LLC
                                         a Delaware limited liability company

                                       By: /s/ Anthony T. McGartland
                                       Name: Anthony T. McGartland
                                       Title: President and Manager

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